EXHIBIT 11



                                                XRG, Inc. and Subsidiaries
                                        Computation of Net Income (Loss) Per Share
                                                       (Unaudited)



                                                             Three months                          Nine months
                                                          ended December 31,                    ended December 31,
                                                    --------------------------------     ----------------------------------
                                                         2003            2002                  2003             2002
                                                    --------------------------------     ----------------------------------

Net income (loss)                                         $ 244,215      $ (259,698)          $(1,326,895)      $ (529,910)
Add: Interest expense avoided                                15,350
                                                    -----------------------------------------------------------------------
                                                          $ 259,565      $ (259,698)          $(1,326,895)      $ (529,910)
                                                    =======================================================================

Weighted average number of common
  shares outstanding                                     22,207,087       9,262,912            16,655,819        9,262,912

Common equivalent shares
  representing shares issuable
  upon exercise of outstanding
  warrants and conversion of
  convertible notes                                       1,095,377               -                     -                -
                                                    -----------------------------------------------------------------------
                                                         23,302,464       9,262,912            16,655,819        9,262,912
                                                    =======================================================================


 Net income (loss) per share:
    Basic                                                    $ 0.01         $ (0.03)              $ (0.08)         $ (0.06)
                                                    =======================================================================

    Diluted                                                  $ 0.01         $ (0.03)              $ (0.08)         $ (0.06)
                                                    =======================================================================

Basic income (loss) per share of common stock is computed based on the average number of common shares outstanding during the period. Diluted EPS includes the potential conversion of warrants and convertible notes that are dilutive. Stock options are not considered in the diluted EPS calculation for those periods with net losses, as the impact of the potential common shares would be to decrease loss per share.